Rule 424(b)(3)
                                           Registration Statement No. 333-119172
   4.25% Senior Notes: CUSIP 125581AQ1; ISIN US125581AQ10; Common Code 021157643 5.00% Senior Notes: CUSIP 125581AR9; ISIN US125581AR92; Common Code 021172111


PRICING SUPPLEMENT NO. 5
Dated January 25, 2005 to
Prospectus, dated October 28, 2004 and
Prospectus Supplement, dated October 29, 2004



                                 $1,500,000,000


                                     [LOGO]
                                 CIT Group Inc.

              $750,000,000 4.25% Senior Notes Due February 1, 2010
              $750,000,000 5.00% Senior Notes Due February 1, 2015

                              Joint Lead Managers

Deutsche Bank Securities           Lehman Brothers          Merrill Lynch & Co.

                          -----------------------------

                                   Co-Managers

Banc of America Securities LLC                                  Barclays Capital
Bear, Stearns & Co. Inc.                                               Citigroup
Goldman, Sachs & Co.                                                    JPMorgan
Morgan Stanley                                               Wachovia Securities


                          -----------------------------

                               Junior Co-Managers

BNY Capital Markets, Inc.                               Mizuho International plc
RBS Greenwich Capital                          SG Corporate & Investment Banking

(X) Senior Note              ( ) Subordinated Note

Principal Amount:            $750,000,000 in 4.25% Senior Notes;
                             $750,000,000 in 5.00% Senior Notes.

Proceeds to Corporation:     99.192% or $743,940,000 for the 4.25% Senior Notes;
                             98.991% or $742,432,500 for the 5.00% Senior Notes.

Underwriters' Commission:    0.350% or $2,625,000 for the 4.25% Senior Notes;
                             0.450% or $3,375,000 for the 5.00% Senior Notes.

Issue Price:                 99.542% or $746,565,000 for the 4.25% Senior Notes;
                             99.441% or $745,807,500 for the 5.00% Senior Notes.

Original Issue Date:         February 1, 2005 for each of the 4.25% Senior Notes
                             and the 5.00% Senior Notes.

Maturity Date:               For the 4.25% Senior Notes, the Maturity Date is
                             February 1, 2010, provided that if such day is not a Business Day, the payment of principal and interest may be made on the next succeeding
                             Business Day, and no interest on such payment will accrue for the period from and after the Maturity
                             Date.

                             For the 5.00% Senior Notes, the Maturity Date is February 1, 2015, provided that if such day is not a Business Day, the payment of principal and interest may be made on the next succeeding Business Day, and no interest on such payment will accrue for the period from and after the Maturity Date.

Business Day:                Any day, other than a Saturday or Sunday, that is
                             neither a legal holiday nor a day on which banking institutions are authorized or required by law or regulation (including any executive order) to close in the City of New York.

Interest Rate:               The 4.25% Senior Notes will bear interest at an
                             annual rate of 4.25%; the 5.00% Senior Notes will bear interest at an annual rate of 5.00%.

Specified Currency:          U.S. Dollars ($).

Delivery:                    The Notes are expected to be delivered in
                             book-entry form only, to purchasers through The
                             Depository Trust Company, Clearstream and
                             Euroclear, as the case may be, on or about
                             February 1, 2005.

Form:                        Global Notes.

Interest Payment Dates:      Interest will be paid on the 4.25% Senior Notes on
                             the Maturity Date and semiannually on February 1 and August 1 of each year, commencing on August 1, 2005, provided that if any such day is not a Business Day, then the interest payment will be made on the next succeeding Business Day as if it were made on the date that the interest payment was due, and no interest will accrue on the amount payable for the period from and after such Interest Payment Date or the Maturity Date, as the case may be.

                             Interest will be paid on the 5.00% Senior Notes on the Maturity Date and semiannually on February 1 and August 1 of each year, commencing on August 1, 2005, provided that if any such day is not a Business Day, then the interest payment will be made on the next succeeding Business Day as if it were made on the date that the interest payment was due, and no interest will accrue on the amount payable for the period from and after such Interest Payment Date or the Maturity Date, as the case may be.

Accrual of Interest:         With respect to the 4.25% Senior Notes, interest
                             payments will include the amount of interest accrued from and including the most recent
                             Interest Payment Date to which interest has been paid (or from and including the Original Issue
                             Date) to, but excluding, the applicable Interest
                             Payment Date.

                             With respect to the 5.00% Senior Notes, interest payments will include the amount of interest accrued from and including the most recent Interest Payment Date to which interest has been paid (or from and including the Original Issue
                             Date) to, but excluding, the applicable Interest Payment Date.

Exchange Listing:            None.

Trustee, Registrar,          J.P. Morgan Trust Company, National Association.
 Authenticating Agent, U.S.
 Calculation Agent and U.S.
 Paying Agent:

CUSIP: 125581AQ1 for the 4.25% Senior Notes; 125581AR9 for the 5.00% Senior Notes.

ISIN:                        US125581AQ10 for the 4.25% Senior Notes;
                             US125581AR92 for the 5.00% Senior Notes.

Common Code:                 021157643 for the 4.25% Senior Notes; 021172111 for
                             the 5.00% Senior Notes.

Other Provisions:            "4.25% Senior Notes" means the $750,000,000 4.25%
                             Senior Notes Due February 1, 2010.

                             "5.00% Senior Notes" means the $750,000,000 5.00%
                             Senior Notes Due February 1, 2015.


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


                              PLAN OF DISTRIBUTION

         We have entered into a terms agreement, dated as of January 25, 2005, with the Underwriters named below, for whom Deutsche Bank Securities Inc., Lehman Brothers Inc. and Merrill Lynch, Pierce, Fenner & Smith Incorporated are acting as representatives. Subject to the terms and conditions set forth in the terms agreement, we have agreed to sell to each of the Underwriters, and each of the Underwriters have severally agreed to purchase, the principal amount of Notes set forth opposite its name below:

                           Underwriters of Notes                     Principal Amount of
                           ---------------------                     -------------------
                                                         4.25% Senior Notes     5.00% Senior Notes
                                                         ------------------     ------------------

Deutsche Bank Securities Inc............................   $195,000,000         $195,000,000
Lehman Brothers Inc.....................................    195,000,000          195,000,000
Merrill Lynch, Pierce, Fenner & Smith
                     Incorporated.......................    195,000,000          195,000,000
Banc of America Securities LLC..........................     18,750,000           18,750,000
Barclays Capital Inc....................................     18,750,000           18,750,000
Bear, Stearns & Co. Inc.................................     18,750,000           18,750,000
Citigroup Global Markets Inc............................     18,750,000           18,750,000
Goldman, Sachs & Co.....................................     18,750,000           18,750,000
J.P. Morgan Securities Inc..............................     18,750,000           18,750,000
Morgan Stanley & Co. Incorporated.......................     18,750,000           18,750,000
Wachovia Capital Markets, LLC...........................     18,750,000           18,750,000
BNY Capital Markets, Inc................................      3,750,000            3,750,000
Mizuho International plc ...............................      3,750,000            3,750,000
Greenwich Capital Markets, Inc..........................      3,750,000            3,750,000
SG Americas Securities, LLC ............................      3,750,000            3,750,000
     Total..............................................   $750,000,000         $750,000,000
                                                           ============         ============


         We have been advised by the Underwriters that they propose initially to offer the Notes to the public at the public offering prices set forth on page one of this pricing supplement, and may offer the Notes to certain dealers at a price less a concession not in excess of (i) 0.20% of the principal amount of the 4.25% Senior Notes; and (ii) 0.30% of the principal amount of the 5.00% Senior Notes. The Underwriters may allow, and the dealers may reallow, a concession to certain other dealers not in excess of (i) 0.10% of the principal amount of the 4.25% Senior Notes; and (ii) 0.20% of the principal amount of the 5.00% Senior Notes. After the initial public offering, the public offering prices and these concessions may be changed from time to time.

         The Notes are a new issue of securities with no established trading market. The Underwriters have advised us that they intend to make a market in the Notes, but the Underwriters are not obligated to do so and may discontinue any market making at any time without notice. The trading market for the Notes may not be liquid.

         The terms agreement provides that the obligations of the Underwriters are subject to certain conditions precedent and that the Underwriters will purchase all the Notes if any are purchased.

         In connection with this offering, some or all of the Underwriters and their respective affiliates may engage in transactions that stabilize, maintain, or otherwise affect the market price of the Notes. Those transactions may include stabilization transactions effected in accordance with Rule 104 of Regulation M under the Securities Exchange Act of 1934, pursuant to which those Underwriters and affiliates may bid for or purchase Notes for the purpose of stabilizing the market price. The Underwriters also may create a short position for the account of the Underwriters by selling more Notes in connection with this offering than they are committed to purchase from us. In that case, the Underwriters may purchase Notes in the open market following completion of this offering to cover their short position. Any of the transactions described in this paragraph may result in the maintenance of the price of the Notes at a level above that which might otherwise prevail in the open market. None of the transactions described in this paragraph is required, and, if they are undertaken, they may be discontinued at any time.


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


         Some or all of the Underwriters or their affiliates have provided and will in the future continue to provide banking and/or other financial services to CIT and its subsidiaries.

         The terms agreement provides that CIT will indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, or contribute to payments the Underwriters may be required to make in respect thereof.

         Certain of the Underwriters will make the Notes available for distribution on the Internet through a proprietary Web site and/or a third-party system operated by Market Axess Corporation, an Internet-based communications technology provider. Market Axess Corporation is providing the system as a conduit for communications between certain of the Underwriters and their customers and is not a party to any transactions. Market Axess Corporation, a registered broker-dealer, will receive compensation from certain of the Underwriters based on transactions such Underwriters conduct through the system. Certain of the Underwriters will make the Notes available to their customers through the Internet distributions, whether made through a proprietary or third-party system, on the same terms as distributions made through other channels.

         Other than this pricing supplement, the accompanying prospectus and prospectus supplement and any registration statement of which they form a part, each in electronic format as filed with the SEC, the information on any Web site is not a part of this pricing supplement, the accompanying prospectus or prospectus supplement or any registration statement of which they form a part.


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